Exhibit 10.21

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Agreement”) is made this 15th day of July, 2006 (the “Effective Date”), by and between Millennium Gaming, Inc., a Nevada corporation (the “Landlord”), and Cannery Casino Resorts, LLC, a Nevada limited liability company (the “Tenant”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, in accordance with the terms and subject to the conditions set forth herein, agree as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

1.01                Definitions.  Certain terms used herein shall have the meaning ascribed to such terms as set forth in Schedule 1.

1.02                Construction.

              (a)           The words “Schedule” or “Exhibit” shall mean an enumerated schedule or exhibit all of which shall be deemed attached hereto and incorporated herein by way of the specific reference or references made in this Agreement.

              (b)           Each reference to a “Section” or an “Article” shall be deemed a reference to an enumerated provision of this Agreement.

              (c)           Section headings are used for convenience only and shall have no interpretative effect or impact whatsoever.

              (d)           All the defined terms, if defined in the singular or present tense, shall also retain such general meaning if used in the plural or past tense, and if used in the plural or past tense, shall retain the general meaning if used in the singular or present tense.

              (e)           Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

ARTICLE II

PREMISES

2.01                Premises.  Effective the Commencement Date, Landlord leases to Tenant, and Tenant leases from Landlord, the Premises, on and subject to the terms and conditions hereinafter set forth in this Agreement.

ARTICLE III

TERM; POSSESSION

3.01                Term.      This Agreement shall continue in force during a period beginning on the Commencement Date and continuing until the expiration of the Term, unless this Agreement is sooner terminated or extended to a later date under any other term or provision of this Agreement.

3.02                Possession.  Exclusive possession of the Premises shall be delivered to Tenant on the Commencement Date.

3.03                Effect of Tenant’s Holding Over.  Any holding over after the expiration of the Term, with the consent of Landlord, shall be construed to be a tenancy from month to month and shall otherwise be on the terms and conditions set forth in this Agreement, so far as applicable, except that Base Rent for any holdover period shall be equal to one hundred fifty percent (150%) of the monthly Base Rent that Tenant was required to pay for the period immediately prior to the expiration of the Term.

3.04                Renewal Terms.  Provided Tenant is not in default under the terms of this Agreement, the Tenant shall have two (2) consecutive separate options to extend the Term for successive renewal terms of sixty (60) months each.  Tenant may exercise each such renewal option by giving written notice to the Landlord at least ninety (90) days prior to the end of the initial period if this Agreement or the then current renewal term, as the case may be.  Each renewal term shall be on the same terms and conditions set forth in the Agreement for the Term; provided, however, that Base Rent shall increase at the commencement of each renewal term to an amount equal to one hundred five percent (105%) of the Base Rent due and owing during the prior term (including any previously exercised renewal term).

3.05                Surrender of Premises.  On expiration of the Term, Tenant shall peacefully and quietly surrender to Landlord the Premises and all Tenant’s Improvements and alterations in good order and condition (except for ordinary wear and tear).  If Tenant fails to surrender the Premises to Landlord either at expiration or within ten (10) days after termination of the Term, whichever first occurs, Tenant shall hold Landlord harmless from all Loss resulting from Tenant’s failure to surrender the Premises, including, without limitation, Claims made by a succeeding tenant resulting from Tenant’s failure to surrender the Premises.

ARTICLE IV

RENT; TAXES

4.01                Rent.

              (a)           Base Rent.  Tenant covenants to pay Landlord during the Term, without demand, notice, or any setoff or deduction whatsoever, the Base Rent, and all such other sums of money as shall become due hereunder, the nonpayment of which shall entitle Landlord to exercise all rights and remedies as are herein provided in the case of the nonpayment of Base

Rent.  The annual Base Rent for each calendar year or portion thereof during the Term, shall be due and payable in advance, in twelve (12) equal installments of thirty-two thousand and 00/100 Dollars ($32,000) (based on Two Dollars ($2.00) per Square Foot of the Improvements) on the first day of each month during the Term, and Tenant hereby covenants to pay such Base Rent to Landlord at Landlord’s address provided herein (or such other address as may be designated by Landlord in writing from time to time) monthly, in advance.  If the Term commences on a day other than the first day of a month or terminates on a day other than the last day of a month, then the installment of Base Rent for such month or months shall be prorated, based on the number of days in such month.

                                (b)           Additional Rent.  All charges payable by Tenant hereunder other than Base Rent are called “Additional Rent.”  Unless this Agreement provides otherwise, all Additional Rent accruing for any period shall be paid with the next monthly installment of Base Rent.  Base Rent and Additional Rent are sometimes referred to collectively as “Rent.”

                                (c)           Interest on Late Payments.  Any installment of Rent not paid when due and payable shall bear interest at the Lease Interest Rate from the date due until paid.  Payments are deemed late if not paid on the tenth (10th) day of the month in which such Rent is due and payable.

                                (d)           CPI Adjustment.  The Base Rent shall be adjusted upward (but not downward) (and such adjustments shall become effective) on each Adjustment Date based on increases in the CPI for any Calculation Period as follows:

                     (i)            On each Adjustment Date, the increase in the CPI shall be calculated by comparing the Beginning CPI to the Ending CPI for the Calculation Period immediately preceding the applicable Adjustment Date, and calculating, on a percentage basis, changes between the Beginning CPI and the Ending CPI (for any Calculation Period, the “Applicable CPI Increase”).

                     (ii)           The Base Rent to become effective on the applicable Adjustment Date shall be an amount equal to the sum of: (A) the Base Rent during the immediately preceding Calculation Period, plus (B) an amount equal to the Base Rent during the immediately preceding Calculation Period multiplied by the Applicable CPI Increase.

4.02                Taxes.

              (a)           Tenant’s Liability.  Tenant shall pay and discharge as they become due, promptly and before delinquency, all Taxes, assessments, License fees, and Government Authority Liens, charges or levies, excised or imposed, whether general or special, or ordinary or extra-ordinary, of every name, nature, and kind whatsoever, including all Government Authority charges of whatsoever name, nature, or kind, which may be levied, assessed, charged, or imposed, or which may become a Lien on or against the Premises (or really comprising a part thereof), or any part thereof, any building or buildings, or any other Improvements now or hereafter located thereon, or on or against Tenant’s leasehold estate hereby created which may be subject of taxation, or on or against Landlord by reason of the ownership of the fee estate of the Premises underlying this Agreement, during the entire Term, excepting only the Excepted Taxes.

Specifically, and without in any way limiting the generality of the foregoing, Tenant shall pay all special assessments, and levies or charges made by any Government Authority for local improvements and shall pay the same in cash as they shall fall due and before they shall become delinquent and as required by the acts and proceedings by which any such assessments, levies or charges are made by any Government Authority.  If the right is given to pay either in one (1) sum or installments, Tenant may elect either method of payment and Tenant’s election to pay in installments shall be binding on the Landlord.  If by making such election to pay in installments, any such installment shall be payable after the termination of this Agreement, such unpaid installment shall be prorated as to the date of termination and amounts payable after such date shall be paid by the Landlord.  All other Taxes and charges under this section shall be prorated at the commencement and expiration of the Term.

Landlord shall take all reasonable steps to have future Tax bills sent directly to Tenant from the Person imposing or levying such charges.  In the event the Person imposing or levying such charges will not send future Tax bills directly to Tenant, Landlord shall deliver same to Tenant upon receipt thereof.  Tenant shall not be liable for any interest or penalties resulting from late payment in the event Landlord fails to deliver a Tax statement to Tenant at least thirty (30) days prior to a delinquency date.

Tenant shall pay before delinquency all Taxes, assessments, License fees, and other charges that are levied and assessed against Tenant’s personal property installed or located in or on the Premises, that become payable during the Term.

              (b)           Right to Contest.  Tenant may contest the validity or amount of any Tax agreed to be paid by Tenant and/or any assessed valuation of the Premises and the Improvements located thereon and may thereupon defer the payment of any Tax so long as the validity or amount thereof shall be contested by Tenant by appropriate Action or Proceedings without expense or Liability to Landlord.  Should Tenant be unsuccessful in any such Action or Proceeding, such Taxes and any interest and/or penalties resulting therefrom shall be immediately discharged by Tenant, and Tenant shall indemnify, defend and hold Landlord harmless from all Losses that may result from Tenant’s Action or Proceeding.

Landlord shall not be required to join in any Action of Proceeding brought by Tenant unless the provisions of any Law requires that the Action or Proceeding be brought by or in the name of Landlord or any owner of the Premises.  In such event, Landlord shall join in the Action or Proceeding or permit the Action or Proceeding to be brought in Landlord’s name provided there is no cost to Landlord.  Landlord hereby irrevocably appoints Tenant as Landlord’s attorney in fact for the purpose of conducting any such Action or Proceeding and for obtaining information and material necessary for the conduct of such Action or Proceeding.

Prior to the commencement of any such Action or Proceeding, Tenant shall furnish Landlord a surety bond by an insurance company qualified to do business in the State of Nevada in an amount equal to one and one-half times the total amount of Taxes in dispute.  The bond shall hold Landlord and the Premises harmless from all Taxes, costs, attorneys’ fees, and Loss arising out of the Action or Proceeding and shall insure payment of any Order that may be rendered.

              (c)           Special Improvement Districts.  Landlord further covenants that if at any time during the Term any Government Authority shall undertake to create an improvement or special assessment district, the proposed boundaries of which shall include the Premises, Tenant shall be entitled to appear in any Action or Proceeding relating thereto and to exercise all rights of the Landlord to have the Premises excluded from such district, or to determine the degree of benefit to the Premises resulting therefrom.  Should either Party receive any notice or other information relating to any proposed creation of such district, the proposed boundaries of which include the Premises, such Party shall promptly advise the other Party in writing of such receipt.  Landlord shall reasonably cooperate with Tenant in any such Action or Proceeding in the event Tenant should so request, but otherwise Landlord shall not oppose Tenant in any such Action or Proceeding.

              (d)           Exclusions.  Nothing contained in this Section 4.02 shall in any manner obligate Tenant to pay all or any portion of any franchise or income or excess profit Tax or any gift, inheritance, transfer, estate or succession Tax which may be payable by the Landlord, or Landlord’s Representatives, successors or assigns, nor shall Tenant be required to pay any Taxes that might become due on account of ownership of property other than the Premises which might become a Lien on the Premises or collectible from the same (collectively, “Excepted Taxes”).  Tenant shall be obligated to pay any Tax or excise on Rents which may be imposed upon Landlord and any expenses, Taxes, charges or penalties imposed by the Environmental Law, or any Law or Government Authority hereafter vested with the power to impose Taxes, assessments or other types of surcharges as a means of controlling or abating Releases in regard to the use, occupation or occupancy of the Premises.

              (e)           Disposition of Rebates.  All rebates on account of any such Taxes, rates, levies, charges or assessments required to be paid, and paid by Tenant under the provisions hereof, shall belong to Tenant and Landlord shall, on the request of Tenant, execute any receipts, assignment, or other acquittances that may be necessary in the Premises in order to secure the recovery of any such rebates, and shall pay over to Tenant any such rebates which may be received by Landlord.

              (f)            Receipts.  Tenant shall obtain and deliver to Landlord within fifteen (l5) days prior to the delinquency date receipts or duplicate receipts for all Taxes, assessments, or other items required hereunder to be paid by the Tenant promptly upon payment thereof.

4.03                Net Lease.  Notwithstanding any other provision in this Agreement to the contrary, this Agreement is what is commonly known as a “net lease”, it being understood that Landlord shall receive the Rent set forth in this Agreement free and clear of any and all Taxes, Liens, charges or expenses of any nature whatsoever in connection with the ownership and operation of the Premises.  In addition to the Rent set forth herein, Tenant shall pay to the

Persons respectively entitled thereto all impositions, insurance premiums, operating charges, maintenance charges, construction costs, and any other charges, costs and expenses which arise or may be contemplated under any provisions of this Agreement during the Term.  All of such charges, costs and expenses shall constitute Additional Rent, and upon the failure of Tenant to pay any of such Additional Rent.  It is the intention of the Parties that this Agreement shall not be terminable for any reason by the Tenant and that the Tenant shall in no event be entitled to any abatement of or reduction in Rent payable hereunder, except as herein expressly provided.  Any present or future Law to the contrary shall not alter this agreement of the Parties.

4.04                Late Payment Charge.  Tenant represents, warrants and covenants that the late payment by Tenant to Landlord of Rent and other sums due hereunder shall cause Landlord to incur costs not contemplated by this Agreement, the exact amount of which shall be extremely difficult to ascertain.  Such costs include, but are not limited to, processing and accounting charges.  Accordingly, if any installment of Rent or other sum due from Tenant shall not be received by Landlord within ten (10) days after such amount shall be due, Tenant shall pay to Landlord a late charge equal to five percent (5%) percent of such overdue amount.  The Parties hereby represent, warrant and covenant that such late charge represents a fair and reasonable estimate of the costs Landlord shall incur by reason of the late payment by Tenant.  Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant’s default with respect to such overdue amounts, nor prevent Landlord from exercising any of the other rights and remedies granted to Landlord hereunder.

ARTICLE V

USE; WARRANTIES

5.01                Use.  During the Term, the Premises may be occupied and used only for office space in connection with Tenant’s business and such other purposes as are normally and usually incident to such business.  Tenant covenants that it shall operate the Premises in a lawful manner.   Tenant represents, warrants and a covenants that: (a) Tenant has inspected the Premises and is fully familiar with the physical condition thereof; and (b) Landlord has made no warranties or representations, express or implied, of any kind whatsoever concerning or relating to the Premises, the condition thereof or any other matter in connection therewith, including but not limited to their physical condition, income to be derived therefrom or expenses to be incurred with respect thereto, and Landlord shall not be responsible to Tenant for any patent or latent defects or conditions therein whether ascertainable by physical inspection or otherwise.  Tenant accepts the Premises in an “AS IS” condition.  Without limiting the foregoing, Tenant’s rights in the Premises are subject to all covenants, conditions, restrictions (and other documents) recorded upon, or affecting, the Premises, and all laws, ordinances and regulations governing and regulating the use and occupancy of the Premises. There are no oral agreements, warranties or representations collateral to or affecting the Premises except as may otherwise be expressly set forth herein.

5.02                Warranties.  Tenant represents, warrants and covenants that no warranties whatsoever as to quality, condition, merchantability, use or fitness for use for any purpose, whether express or implied, have been made by Landlord.

ARTICLE VI

IMPROVEMENTS; CONSTRUCTION; ALTERATIONS.

6.01                Ownership of Improvements.  The Parties represent, warrant and covenant that title to all Improvements shall be vested in Landlord, and that such Improvements consist of real property.

6.02                Notice of Construction; Mechanics’ Liens.  Tenant covenants that Landlord shall have the right to enter upon the Premises to post notices of nonresponsibility.  No construction, alteration, addition, improvement or repair estimated to cost in excess of Five Thousand Dollars ($5,000.00) shall be commenced except upon not less than thirty (30) days’ written notice to Landlord.  Tenant covenants to post notices of nonresponsibility on behalf of Landlord, if so requested by Landlord.

6.03                Tenant’s Duty to Keep Premises Free of Liens. Tenant shall keep the Premises and every part thereof and all buildings and other Improvements at any time located thereon free and clear of any and all mechanics’, materialmen’s, and other Liens for or arising out of or in connection with work or labor done, services performed, or materials or appliances used or furnished for or in connection with any operations of Tenant.  Any alteration, improvement, or repairs or additions which Tenant may make or permit or cause to be made, or any work or construction, by, for, or permitted by Tenant on or about the Premises or any obligations of any kind incurred by Tenant shall be promptly and fully paid and discharged by Tenant.  Tenant shall hold Landlord harmless from any and all Claims on which any Lien may or could be based, and covenants to indemnify Landlord for any Loss which may result therefrom.

If Tenant desires to contest any such Lien, Tenant shall notify Landlord of Tenant’s intention to do so within thirty (30) days after the filing of such Lien.  In such event, and provided that Tenant shall on demand protect Landlord by obtaining a good and sufficient surety bond against any such Lien and any Loss arising out of such Lien, in an amount equal to one and one-half times the amount of the Claim of Lien.  Tenant shall not be in default hereunder until thirty (30) days after the final determination of the validity thereof, within which time Tenant shall satisfy and discharge such Lien to the extent held valid; however, the satisfaction and discharge of any such Lien shall not, in any case, be delayed until execution is had on any judgment rendered thereon and such delay shall be a default of Tenant hereunder.  In the event of any such Action or Proceeding, Tenant shall protect and indemnify Landlord against all Loss resulting therefrom.

6.04                Capital Improvements/Replacements.  Notwithstanding the foregoing, Landlord shall be obligated to repair/replace portions of the Improvements and portions of the Premises of a capital nature (e.g., replacement of the roof or repaving of the parking lot); provided, however, that Landlord may charge Tenant, and Tenant shall pay for, the expense of such capital asset replacement proportionately over the remaining Term based on the remaining useful life of the improvement, on a monthly basis as Additional Rent (e.g., if there are 12 months remaining in the Term, and replacement of the roof cost the Landlord $10,000, and the roof replacement has an expected useful life of seven (7) years, Landlord may charge Tenant for one-seventh (1/7) of the cost of the roof replacement (or $1,428.57), payable on a monthly basis in installments of $119.05 over the remaining 12 months of the Term).

ARTICLE VII

REPAIRS AND MAINTENANCE

7.01                Landlord’s Nonresponsibility.  During the Term, Landlord shall not be required to maintain or make any repairs, or replacements of any nature or description whatsoever to the Improvements located on the Premises.  Tenant hereby expressly waives the right to make repairs at the expense of Landlord as provided by Law in effect at the time of execution of this Agreement, or in any Law which may hereafter be enacted.

7.02                Tenant’s Duty to Maintain Premises.  Throughout the Term, Tenant shall, at Tenant’s sole cost, maintain the Improvements (including the interior surface of exterior walls; all windows, doors, door frames, and door closures; all plate glass windows; all carpeting and other floor covering; all electrical equipment; all heating and air conditioning equipment; and all plumbing and sprinkler systems, if any, installed therein) on the Premises in accordance with all applicable Laws in good and sanitary order, condition, and repair, and shall make whatever repairs and replacements are required by such Laws.  All fixtures installed in the Premises by Tenant, whether as replacements or additions, shall forthwith become the property of Landlord and a portion of the property leased to Tenant.  Tenant shall take good care of the fixtures used in connection with the operation of Tenant’s business, renewing, repairing, and supplementing the same as may be necessary in the ordinary course of business.  If Tenant refuses or neglects to make repairs to and/or maintain the Premises, or any part thereof, in a manner reasonably satisfactory to Landlord, Landlord shall have the right, but shall not be obligated, to make such repairs or perform such maintenance on behalf of and for the account of Tenant.  In such event, Tenant shall pay promptly upon demand therefor, as additional rent, the cost of such work plus an overhead surcharge of fifteen percent (15%) of such cost.

7.03                Contest of Government Orders.  Tenant has the right to contest by appropriate Action or Proceeding, without cost to Landlord, the validity or application of any Law requiring that Tenant repair, maintain, alter or replace the Improvements now or hereafter located on the Premises in whole or in part, and Tenant shall not be in default for failing to do such work until a reasonable time following final determination of Tenant’s Action or Proceeding;  provided, however,  that a bond equal to the estimated amount of such Improvements is posted prior to such Action or Proceeding.

ARTICLE VIII

ASSIGNMENT; SUBLETTING; ENCUMBRANCES

8.01                Prohibition Against Voluntary Assignment and Encumbering.  Without the written consent of the Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, Tenant shall not assign, transfer, mortgage or otherwise encumber or dispose of this Agreement or the leasehold estate of Tenant or any interest of Tenant in the Premises, or in the building or Improvements thereon.  Any such assignment without Landlord’s consent shall be void and shall, at the option of Landlord, terminate this Agreement.  If this Agreement is attempted to be assigned without Landlord’s approval, Landlord may, after such default by the Tenant, collect rent from the assignee, and apply the net amount collected to the Rent herein reserved, but no such collection shall be deemed a waiver of this Section 8.01 or be deemed the acceptance of the assignee as tenant, nor be deemed as a release of the Tenant from the further observance and performance of the provisions of this Agreement.  If Tenant is a corporation, limited liability company or similar entity, the issuance or transfer of any of the shares of stock of said corporation or membership interests in such limited liability company or similar entity which issuance or transfer results in a change in the ownership of (i) the voting control and/or (ii) the majority of the issued and outstanding stock of said corporation or membership interests of such limited liability company or similar entity, as compared with such ownership on the date of this Agreement, shall be deemed to be an assignment by Tenant of its interest in this Agreement.

8.02                Involuntary Assignment.  Neither this Agreement nor the leasehold estate of Tenant nor any interest of Tenant in the Premises, or in the building or Improvements thereon shall be assignable involuntarily or by operation of Law.  Each of the following acts shall be considered as an involuntary assignment:

              (a)           If Tenant or any subtenant or assignee of Tenant is or becomes bankrupt or insolvent, makes an assignment for the benefit of creditors, or institutes an Action or Proceeding under the United States Bankruptcy Code in which Tenant is the bankrupt, or makes an assignment for the benefit of creditors;

              (b)           If a writ of attachment or execution is levied on this Agreement;

              (c)           If, in any Action or Proceeding or action to which Tenant is a Party, a receiver is appointed with authority to take possession of the Premises.

Any such attempt of involuntary assignment, transfer or sale shall be void and of no effect.  An  involuntary assignment shall constitute a default by Tenant and, if said default is not timely cured as hereinafter provided, Landlord shall have the right to elect to terminate this Agreement, in which case this Agreement shall not be treated as an asset of Tenant.  If a writ of attachment or execution is levied on this Agreement, Tenant shall have ten (10) days in which to cause the attachment or execution to be removed.  If any involuntary proceeding in bankruptcy is brought against Tenant, or if a receiver is appointed, Tenant shall have sixty (60) days in which to have the involuntary proceeding dismissed or the receiver removed.  This section shall have no application to the rights of the mortgagee and/or beneficiary under an encumbrance placed upon the leasehold estate and Improvements thereon by the Tenant.

8.03                Subletting.  Tenant shall not have the right (without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed) at any time during the Term to sublet parts or all of the Premises; provided, however, that Tenant shall have the right to sublet all or a portion of the Premises to an entity in which not less than fifty-one percent (51%) of the equity interests are owned by those Persons who presently control the Tenant.

8.04                Leasehold Mortgages.  Tenant shall not have the right at any time to subject the leasehold estate in the Premises and any or all Improvements to one or more mortgages or deeds of trust or other security instruments, by way of assignment or otherwise as security for a loan or loans or other obligations of Tenant.

8.05                Landlord’s Assignment and Encumbrances.  Landlord shall have the right to sell, encumber or hypothecate Landlord’s fee interest in the Premises or Landlord’s interest in this Agreement; provided, however, that such sale, encumbrance or hypothecation shall in no way affect the rights of the Tenant hereunder.  Upon Landlord’s assignee’s express assumption and agreement to perform and discharge the Landlord’s obligations under this Agreement, and in addition to the indemnification set forth in Article XI, Landlord shall forever be indemnified by Tenant and Landlord’s assignee against and held harmless from all obligations, including, without limitation, all Loss and Liabilities arising out of a default in or breach of the covenants and obligations on the part of the Landlord to be performed under the Lease or arising from Landlord’s ownership of the Premises.

8.06                Subordination.  This Agreement shall at all times be subordinate to the lien of any mortgage or deed of trust (a “Mortgage”) currently encumbering the Premises and any future Mortgage hereinafter placed upon Premises.  If Tenant shall give Landlord any notice of default, then Tenant shall simultaneously give a copy of such notice of default to all lenders under such Mortgage(s) (the “Mortgagee(s)”) provided that Tenant shall have received notice of their names and addresses and their Mortgage(s) shall not have been satisfied or discharged of record.  Such Mortgagee(s) shall be permitted to correct or remedy Landlord’s alleged breach or default within the same time within which Landlord is permitted to do so, and with like effect as if Landlord had done so.  Tenant’s failure to give Mortgagee(s) the notice required by this Section 9.06 shall not be a default by Tenant, but no notice by Tenant of any default by Landlord shall be legally effective against such Mortgagee(s) unless and until Tenant shall have given such notice to Mortgagee(s).  Tenant covenants to execute and deliver such further instrument(s) subordinating this Agreement to the lien of any such Mortgage(s) provided for herein as shall be desired by Mortgagee within ten (10) days of receipt of the same.

ARTICLE IX

UTILITIES

9.01                Utilities.  Tenant shall fully and promptly pay all charges for water, sewer, heat, fuel, light, electricity, gas, telephone, and any other utility and services to the Premises and all other costs and expenses of every kind whatsoever of, or in connection with the use, operation and maintenance of the Premises, and all activities conducted thereon, and Landlord shall have no responsibility of any kind for any thereof and Landlord shall in no event be liable, and Tenant shall in no event be entitled to an abatement of Rent, should any such utility service be interrupted for any reason.  If any such charges are not paid when due, Landlord may (but is under no obligation to) pay the same, and any amount so paid by Landlord shall thereupon become due to Landlord from Tenant as additional rent.

ARTICLE X

INDEMNITY

10.01              Indemnity.  Tenant waives all Claims against Landlord and covenants to protect, save and keep Landlord harmless and indemnified against and from, any Losses or Orders arising from injury or damage to any property or Person (including employees, subtenants, patrons and invitees of Tenant), or due to any failure of Tenant, Tenant’s agents, employees or subtenants to keep, fulfill or perform any of the covenants, agreements, undertakings, obligations and conditions contained in this Agreement on the part of Tenant to be kept, fulfilled and performed, or due to any use, occupancy, management, operation or possession by the Tenant of the Premises.

Landlord shall not be liable to Tenant for any damage because of any act or negligence by any owner or occupant of adjoining or contiguous property, nor for overflow, breakage or leakage of water, steam, gas, or electricity from pipes, wires or otherwise.

During the Term, Landlord shall be held harmless by Tenant from any and all Liability or Loss to any Person or property arising from the operation of or in or upon the Premises or the sidewalks immediately adjoining the same, including Tenant’s agents, invitees, employees, and its property; and Tenant covenants to pay any and all attorneys’ fees, and Loss that Landlord may incur because of the failure, if any, of Tenant to fulfill the covenants and agreements set out herein.

ARTICLE XI

DESTRUCTION; INSURANCE

11.01              Damage to and Destruction of Improvements.  The damage, destruction or partial destruction of any Improvement which is a part of or located on the Premises shall not release Tenant from any obligation hereunder including the payment of Rent, except as hereinafter expressly provided, and in case of damage to or destruction of any such Improvement, Tenant shall, at Tenant’s own expense, promptly repair and restore the same to a condition as good or better than that which existed prior to such damage or destruction.

11.02              Insurance.

              (a)           Insurance Coverage of Premises.  Tenant shall, at all times during the Term at Tenant’s sole expense, keep all Improvements which are now or hereafter a part of the Premises insured against loss or damage by fire and the extended coverage hazards for of the Full Replacement Value of such Improvements, with loss payable to Landlord, any Landlord mortgagee and/or beneficiary under encumbrances of Landlord, and Tenant in accordance with their respective interests therein.  Any loss adjustment shall require the written consent of both Landlord and Tenant.

              (b)           Personal Injury Liability Insurance.  Tenant shall maintain in effect throughout the Term personal injury liability insurance covering the Premises and its appurtenances and the sidewalks fronting thereon in the amount of at least One Million Dollars ($1,000,000) in respect to injuries to or death of any one Person, and an amount not less than Two Million Dollars ($2,000,000) for injuries to any number of Persons arising out of any one occurrence, and an amount of not less than Two Hundred and Fifty Thousand Dollars ($250,000) in respect to property damaged or destroyed in any one occurrence, and shall be subject to periodic increase upon reasonable demand by Landlord based upon inflation, increased liability awards, recommendations of professional insurance advisers, and other relevant factors; provided, however, the limits of such insurance shall not limit Tenant’s liability nor relieve Tenant of any such obligation hereunder.  Landlord shall be named as an additional insured on said policies.

              (c)           Landlord’s Right to Pay Premiums On Behalf Of Tenant.  All of the policies of insurance referred to in this section shall be written in form satisfactory to Landlord and by insurance companies satisfactory to Landlord.  Tenant shall pay all the premiums therefor and deliver such policies, or certificates thereof, to Landlord, and in the event of the failure of Tenant either to effect such insurance in the names herein called for or to pay the premiums therefor or to deliver such policies, or certificates thereof to Landlord, Landlord shall be entitled, but shall have no obligation, to procure such insurance and pay the premiums therefor, which premiums shall be repayable by Tenant to Landlord with the next installment of Rent as Additional Rent.  Each insurer mentioned in this section shall agree, by endorsement on the policy or policies issued by it, or by independent instrument furnished to Landlord, that it shall give to Landlord thirty (30) days written notice before the policy or policies in question shall be altered or canceled.  Landlord covenants that Landlord shall not unreasonably withhold Landlord’s approval as to the form or to the insurance companies selected by Tenant.

              (d)           Definition of Full Replacement Value.  In the event either Party believes that the Full Replacement Value has increased or decreased, it shall have the right, but, except as provided below, only at intervals of not less than two (2) years, to have such Full Replacement Value redetermined by the fire insurance company which is then carrying the largest amount of fire insurance carried on the Premises (hereinafter referred to as “impartial appraiser”).  The Party desiring to have the Full Replacement Value so redetermined by such impartial appraiser shall, prior to submission of such request for determination, give written notice thereof to the other Party.  The determination of such impartial appraiser shall be final and binding on the Parties, and Tenant shall forthwith increase or decrease the amount of the insurance carried pursuant to this section, as the case may be, to the amount so determined by the impartial appraiser.  Such determination shall be binding for a period of two (2) years or until superseded by agreement between the Parties or by a subsequent redetermination by an impartial appraiser.  Each Party shall pay one-half of the fee, if any, of the impartial appraiser.  If during any such two (2) year period Tenant shall have made substantial improvements to the Premises, Landlord may have such Full Replacement Value redetermined at any time after such Improvements are made regardless of when the Full Replacement Value was last determined.

              (e)           Adjustment of Coverage.  In the event that either Party shall at any time deem the limits of the personal injury or property damage public liability insurance then carried to be either excessive or insufficient, the Parties shall endeavor to agree on the proper and reasonable limits for such insurance then to be carried and such insurance shall thereafter be carried with the limits thus agreed on until further change pursuant to the provisions of this section; provided, however, if the Parties shall be unable to agree thereon, the proper and reasonable limits for such insurance then to be carried shall be determined by an impartial third Person selected by the Parties or should they be unable to agree on a selection, by an impartial third Person chosen by the insurance carrier carrying the greatest percentage of liability insurance on the Premises, or its successors, on application by either Party made after thirty (30) days written notice to the other Party of the time and place of such application, and the decision of such impartial third Person as to the proper and reasonable limits for such insurance then to be carried shall be binding on the Parties, and such insurance shall be carried with the limits as thus determined until such limits shall again be changed pursuant to the provisions of this section.  The expenses of such determination shall be borne equally by the Parties.

              (f)            Blanket Insurance Policies.  Notwithstanding anything to the contrary contained in this section, Tenant’s obligations to carry the insurance provided for herein may be brought within the coverage of a so-called blanket policy or policies of insurance carried and maintained by Tenant; provided, however, that the coverage afforded Landlord shall not be reduced or diminished or otherwise be different from that which would exist under a separate policy meeting all other requirements of this Agreement by reason of the use of such blanket policy of insurance.

11.03              Waiver of Subrogation.  Landlord and Tenant hereby waive all rights of subrogation which their respective insurers might have under all policies of insurance now existing or hereafter purchased during the Term by either Landlord or Tenant, respectively, insuring or covering the Premises or any portion thereof or the Improvements.  Tenant and Landlord shall, upon obtaining the policies of insurance required hereunder, give notice to their respective insurance carriers that the foregoing mutual waiver of subrogation is contained in this Agreement.  This waiver of subrogation shall be effective as to any insurance policy, provided that the particular insurance policy permits such waiver or that endorsements may be obtained at no extra cost which do not invalidate the policy.

ARTICLE XII

CONDEMNATION

12.01              Rights and Obligations of Parties.  If, during the Term, there is any Condemnation of all or any part of the Premises or any interest in this Agreement, the rights and obligations of the Parties shall be determined pursuant to this Article XII.

12.02              Total Taking - Effect on Lease.  If the total Premises are taken by Condemnation, this Agreement shall terminate on the Date of Taking and Tenant shall thereupon be released from any liability thereafter occurring hereunder.

12.03              Partial Taking - Effect on Lease.  If any portion (but less than the total) of the Premises is taken by Condemnation this Agreement shall remain in effect, except that Tenant shall have the election to terminate this Agreement if Tenant determines that the remaining portion of the Premises shall be uneconomical for Tenant’s continued use, operation and management, as determined by Tenant in its reasonable discretion.  Tenant must elect to terminate this Agreement within thirty (30) days after the date Landlord has notified Tenant in writing that the Premises has been so appropriated or taken.

12.04              Partial Taking - Reduction of Rent.  If any portion of the Premises is taken by Condemnation and this Agreement remains in full force and effect, on the Date of Taking the Rent shall be reduced in the same proportion that the area of the portion of the Premises taken by the Condemnor bears to the total area of the Premises immediately before the Date of Taking.

12.05              Restoration of Premises.  If there is a partial taking of the Premises and this Agreement remains in full force and effect pursuant to Section 12.03, Landlord shall restore any partially taken Improvements so as to render the same a complete architectural unit.  Rent shall not be abated or reduced during the period from the Date of Taking until the completion of restoration, and all other obligations of Tenant under this Agreement shall remain in full force and effect.

12.06              Distribution of Award.  The Award shall be apportioned between Landlord and Tenant in the event of the termination of this Agreement by reason of the total or partial taking of the Premises as follows:  (a)  For Tenant:  the unamortized value of those Improvements placed on the Premises by Tenant; (b)  For Landlord:  the remainder of said Award.  If, in the event of a partial taking of the Premises, this Agreement is not terminated, then Tenant shall have the right to make a Claim against the Condemnor for only the unamortized value of the Improvements placed on the Premises by Tenant which are located thereon at the time of the taking or appropriation, which Improvements shall be deemed to amortize over fifteen (15) years in equal annual amounts over the period commencing with the date of completion of such Improvements.

ARTICLE XIII

HAZARDOUS SUBSTANCES

13.01       No Releases.  Tenant shall not cause or permit to occur: (a) any violation of any Environmental Law now or hereafter enacted, related to environmental conditions on, under, or about the Premises, or arising from Tenant’s use or occupancy of the Premises, including, but not limited to, soil and ground waste conditions; or (b) the use, generation, Release, manufacture, refining, production, processing, storage, or disposal of any Hazardous Material on, under, or about the Premises, or the transportation to or from the Premises of any Hazardous Material.

13.02              Compliance with Environmental Laws.  (a) Tenant shall, at Tenants own expense, comply with all Environmental Laws; (b) Tenant shall, at Tenant’s own expense, make all submissions to, provide all information required by, and comply with all requirements of all Government Authorities under the Environmental Laws; (c) should any Government Authority or any third Person demand that a clean-up plan be prepared and that a clean-up be undertaken because of any Release that occurs during the Term, at or from the Premises, or which arises at any time from Tenant’s use or occupancy of the Premises, then Tenant shall, at Tenant’s own expense, prepare and submit the required plans and all related bonds and other financial assurances, and Tenant shall carry out all such clean-up plans; (d) Tenant shall promptly provide all information regarding the use, generation, storage, transportation, or disposal of Hazardous Materials that is requested by Landlord.  If Tenant fails to fulfill any duty imposed under this Section 13.02 within a reasonable time, Landlord may do so and in such case, Tenant shall cooperate with Landlord in order to prepare all documents Landlord deems necessary or appropriate to determine the applicability of the Laws to the Premises and Tenant’s use thereof, and for compliance therewith, and Tenant shall execute all documents promptly upon Landlord’s request.  No such action by Landlord and no attempt made by Landlord to mitigate damages under any Law shall constitute a waiver of any of Tenant’s obligations under this Section 13.02, and Tenant’s obligations and liabilities under this Section 13.02 shall survive the expiration of this Agreement.

13.03              Environmental Indemnification.  Tenant shall indemnify, defend, and hold harmless Landlord, and Landlord’s officers, members, managers, agents, and employees from all Loss, Liability and Actions and Proceedings, of every kind, and all costs associated therewith (including attorneys’ and consultants’ fees) arising out of or in any way connected with any Release of Hazardous Materials that occurs during the Term, at or from the Premises, or which arises at any time from Tenant’s use or occupancy of the Premises, or from Tenant’s failure to provide all information, make all submissions, and take all steps required by all Government  Authorities under the Environmental Laws.  Tenant’s obligations and liabilities under this Section 13.03 shall survive the expiration of this Agreement.

ARTICLE XIV

TENANT’S DEFAULT; NOTICE; NEW LEASE

14.01              Events of Default.  The following events shall be deemed to be events of default (“Events of Default”) by Tenant under this Agreement:

(a)           If Tenant abandons the Premises or if Tenant vacates the Premises for thirty (30) consecutive days;

(b)           If Tenant fails to pay Rent or any other charge required to be paid by Tenant, as and when due;

(c)           If Tenant fails to perform any of Tenant’s nonmonetary obligations under this Agreement for a period of thirty (30) days after written notice from Landlord; provided that if more than thirty (30) days are required to complete such performance, Tenant shall not be in default if Tenant commences such performance within such thirty (30) day period and thereafter diligently pursues its completion;

(d)           (i) If Tenant makes a general assignment or general arrangement for the benefit of creditors; (ii) if a petition for adjudication of bankruptcy or for reorganization or rearrangement is filed by or against Tenant and is not dismissed with sixty (60) days; (iii) if a trustee or receiver is appointed to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Agreement and possession is not restored to Tenant within sixty (60) days; or (iv) if substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Agreement is subjected to attachment, execution or other judicial seizure which is not discharged within thirty (30) days.  If a court of competent jurisdiction determines that any of the acts described in this subsection (d) is not a default under this Agreement, and a trustee is appointed to take possession (or if Tenant remains a debtor in possession) and such trustee or Tenant transfers Tenant’s interest hereunder, then Landlord shall receive, as Additional Rent, the difference between the rent (or any other consideration) paid in connection with such assignment or sublease and the Rent payable by Tenant hereunder;

              (e)           Any representation or warranty made by Tenant or by subtenant or assignee in connection with this Agreement shall have been false or misleading as of the date such representation or warranty was made; or

              (f)            Failure by Tenant to comply with the limitations on use of the Premises as set forth in Article V.

14.02              Landlord’s Remedies. Upon the occurrence of any Event of Default by Tenant, Landlord may, at any time thereafter, with or without notice or demand and without limiting Landlord in the exercise of any right or remedy which Landlord may have:

              (a)           Terminate Tenant’s right to possession of the Premises by any lawful means, in which case this Agreement shall terminate and Tenant shall immediately surrender possession of the Premises to Landlord. In such event, Landlord shall be entitled to recover from Tenant all Loss incurred by Landlord by reason of Tenant’s default, including without limitation (i) the worth at the time of the award of the unpaid Base Rent, Additional Rent and other charges which had been earned at the time of the termination; (ii) the worth at the time of the award of the amount by which the unpaid Base Rent, Additional Rent and other charges which would have been earned after termination until the time of the award exceeds the amount of such rental Loss that Tenant proves could have been reasonably avoided; (iii) the worth at the time of the award of the amount by which the unpaid Base Rent, Additional Rent and other charges which would have been paid for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; and (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligation under the Agreement including, but not limited to, any costs or expenses incurred by Landlord in maintaining or preserving the Premises after such default, the cost of recovering possession of the Premises, expenses of reletting, including necessary renovation or alteration of the Premises, Landlord’s reasonable attorneys’ fees incurred in connection therewith, and any real estate commission paid or payable. As used in subsections (i) and (ii) above, the “worth at the time of the award” is computed by allowing interest on unpaid amounts at the Lease Interest Rate, or such lesser amount as may then be the maximum lawful rate, accruing from the date such payments are due until paid. As used in subsection (iii) above, the “worth at the time of the award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of the award, plus one percent (1%);

              (b)           Maintain Tenant’s right to possession, in which case this Agreement shall continue in effect whether or not Tenant shall have abandoned the Premises.  In such event, Landlord shall be entitled to enforce all of Landlord’s rights and remedies under this Agreement, including the right to recover Base Rent as it becomes due hereunder, including charges for late payment of any installment of Rent.  Landlord’s election to maintain Tenant’s right to possession shall not prejudice Landlord’s right, at any time thereafter to terminate Tenant’s right to possess and proceed in accordance with Section 14.02(a) above;

(c)           Pursue any other remedy now or hereafter available to Landlord under the Laws or judicial decisions of the State of Nevada;

              (d)           Tenant shall, during the period Tenant remains in default, be immediately liable to Landlord for all costs of reletting, including brokerage commissions and costs of renovating and altering the Premises for reletting; and

              (e)           Landlord’s exercise of any right or remedy or failure to exercise any right or remedy shall not prevent it from exercising any other right or remedy.

14.03              Landlord’s Default.  Landlord shall be in default hereunder in the event Landlord has not begun and pursued with reasonable diligence the cure of any failure of Landlord to meet its obligations hereunder within thirty (30) days of receipt by Landlord of written notice from Tenant of the alleged failure to perform.  In no event shall Tenant have the right to terminate or rescind this Agreement as a result of Landlord’s default as to any covenant or agreement contained in this Agreement or as a result of the breach of any promise or inducement hereof, whether in this Agreement or elsewhere.  Tenant hereby waives such remedies of termination and recession and covenants that Tenant’s remedies for default hereunder and for breach of any promise or inducement shall be limited to an Action or Proceeding for damages and/or injunction. In addition, Tenant hereby covenants that, prior to the exercise of any such remedies, Tenant shall give the beneficiary holding a deed of trust on the Premises notice and a reasonable time to cure any exculpation default by Landlord.

ARTICLE XV

MISCELLANEOUS PROVISIONS

15.01              Estoppel Certificates.  Tenant and Landlord shall, at any time and from time to time during the Term and upon not less than ten (10) days’ prior request by the other Party, execute, acknowledge and deliver to Landlord, or Tenant, as the case may be, a statement in writing certifying that this Agreement is unmodified, and in full force and effect (or if there have been any modifications, that the same is in full force and effect as modified and stating the modifications) and, if so, the dates to which the Rent and other charges have been paid in advance, it being intended that any such statement delivered pursuant to this paragraph may be relied upon by any prospective purchaser, encumbrancer, or assignee of the Premises.

15.02              Non-Merger.  There shall be no merger of this Agreement, or of the leasehold estate created thereby, with the fee estate in and to the Premises by reason of the fact that this

Agreement, or the leasehold estate created hereby, or any interest in either thereof, may be held directly or indirectly by or for the account of any Person who shall own the fee estate in and to the Premises, or any portion thereof, and no such merger shall occur unless and until all Persons at the time having any interest in the fee estate and all Persons having any interest in this Agreement or the leasehold estate, including a leasehold mortgagee, if any, and the holder or any mortgage upon the fee estate in and to the Premises, shall join in a written instrument effecting such merger.

15.03              Notices.   All notices, requests and other communications hereunder must be in writing and shall be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers

              To Landlord:                                         Millennium Gaming, Inc.

                                           ____________________________

                                           ____________________________

                                           Attn:  William J. Paulos

                                           Fax No.: (702) ________________

              To Tenant:                                            Cannery Casino Resorts, LLC

                                           ____________________________

                                           ____________________________

                                           Attn: William C. Wortman

                                           Fax No.: (702) ________________

All such notices, requests and other communications will:

              (i)            if delivered personally to the address as provided in this Section, be deemed given upon delivery;

              (ii)           if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and

              (iii)          if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section).  Any Party from time to time may change such Party’s address, facsimile number or other information for the purpose of notices to that Party by giving notice specifying such change to the other Party.

15.04              Costs of Suit.  If either Party becomes a party to an Action or Proceeding concerning this Agreement by reason of any act or omission of the other Party or its Representatives, and not by any act or omission of the Party that becomes a party to that Action or Proceeding or any act or omission of such Party’s Representatives, the Party that causes the other Party to become involved in the Action or Proceeding shall be liable to that Party for reasonable attorneys’ fees and court costs incurred in such Action or Proceeding.  If an Action or Proceeding shall be brought by either of the Parties hereto for the unlawful detainer of the Premises, for the recovery of any Rent due under the provisions of this Agreement, or because of the breach of any provision of this Agreement, or to enforce or interpret any of the terms, covenants, agreements, or conditions of this Agreement, the Party prevailing in said Action or Proceeding (Landlord or Tenant as the case may be) shall be entitled to recover from the Party not prevailing costs of suit and reasonable attorneys’ fees, including attorneys’ fees incurred in connection with any appeal from a decision of the trial court or an intermediate appellate court, which shall be fixed by the court and be made a part of the judgment rendered.

15.05              Waiver.  The waiver by Landlord of, or the failure of Landlord to take action with respect to any breach of any term, covenant, or condition herein contained shall not be deemed to be a waiver of such term, covenant or condition, or subsequent breach of the same or any other term, covenant or condition herein contained.  No waiver by Landlord shall be effective unless it is in writing.  The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach of Tenant of any term, covenant or condition of this Agreement, other than the failure of Tenant to pay the particular Rent so accepted regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent.  Landlord’s consent to or approval of any act by Tenant which act requires Landlord’s consent or approval shall not be deemed to waive or render unnecessary Landlord’s consent to or approval of any subsequent act by Tenant.

15.06              Parties Bound.  The covenants and conditions herein contained shall, subject to the provisions as to assignment, transfer, and subletting, apply to and bind the heirs, successors, executors, administrators and permitted assigns of all the Parties; and all the Parties shall be jointly and severally liable.

15.07.             Laws; Waste and Nuisance Prohibited.  Tenant shall not violate nor shall it permit any Person to violate any Law, on the Premises.  Tenant shall not commit or suffer to be committed, any waste on the Premises or any nuisance.

15.08              Landlord’s Right of Entry.  Tenant shall permit Landlord and Landlord’s Representatives, to enter into and upon the Premises at all reasonable times for the purpose of inspecting, selling or financing the same or for the purpose of posting notices of non-responsibility for construction, alterations, additions, or repairs, without any rebate of Rent.

15.09              Recordation.  Landlord and Tenant consent to the recordation of a memorandum of this Agreement in the Office of the County Recorder, Clark County, Nevada, in the form attached hereto as Exhibit B.  The Parties shall execute Exhibit B on the Effective Date and, thereafter, either Party may effect the recordation of Exhibit B prior to the expiration of the Term.

15.10              Time of Essence.   It is specifically understood and agreed that time is of the essence of this Agreement  as to the payment of each and every installment of Rent and performance of each and every one of the terms, covenants, and conditions hereof.  Whenever, however, a period of time is herein provided for Landlord to do or perform any act or thing, Landlord shall not be liable or responsible for, and there shall be excluded from the computation of such periods of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, national emergency, acts of the public enemy Government restrictions, laws or regulations, or any other cause or causes, whether similar or dissimilar to those enumerated, beyond Landlord’s reasonable control.

15.11              Governing Law.  This Agreement shall be construed and interpreted in accordance with the Laws of the State of Nevada.

15.12              Integrated Agreement; Modification.  This Agreement contains all the agreements of the Parties with respect to the tenancy created by this Agreement and cannot be amended or modified except by a written agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement is executed as of the Effective Date.

Landlord:	Millennium Gaming, Inc.,
a Nevada corporation

	By:	/s/ William J. Paulos
	Name:	William J. Paulos
	Its:	President

Tenant:	Cannery Casino Resorts, LLC,
a Nevada limited liability company

	By:	/s/ Tom Lettero
	Name:	Tom Lettero
	Its:	CFO

SCHEDULE 1

DEFINITIONS

“Actions or Proceedings” shall mean any action, suit, proceeding, arbitration or Government Authority investigation.

“Additional Rent” shall have the meaning ascribed to it in Section 4.01(b).

“Adjustment Date” shall mean, with respect to the first Adjustment Date, the first day of the first full calendar month following the first Calculation Period, and, for each succeeding Adjustment Date, the first day of the first full calendar month following the preceding Calculation Period.

“Agreement” shall mean this Lease Agreement and the Schedules and Exhibits hereto, as the same shall be amended from time to time.

“Award” means all compensation, sums, or anything of value awarded, paid, or received on a total or partial Condemnation.

“Base Rent” shall mean, annually, an amount equal Twenty-four Dollars ($24.00) per square foot of the Improvements, which shall be reasonable determined by Landlord prior to the Commencement Date.

“Beginning CPI” shall mean and refer to, with respect to any Calculation Period, the average CPI of the first three (3) months of such Calculation Period.

“Business Day” shall mean a day other than Saturday, Sunday or any day on which banks located in the State of Nevada are authorized or obligated to close.

“Calculation Period” shall mean the twelve (12) month period beginning the first day of the first full month following the Commencement Date, and shall also refer to each twelve (12) month period thereafter.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations promulgated thereunder.

“CERCLIS” shall mean the Comprehensive Environmental Response and Liability Information System, as provided by 40 C.F.R. §300.5.

“Claim” shall mean any lawsuit, cause of action, legal action, demand, or claim of whatsoever nature, whether now known or unknown.

“Commencement Date” shall mean                                                   , 2006.

“Condemnor” shall mean any public or quasi-public Government Authority, or private Person, having the power of Condemnation.

“Condemnation” shall mean (i) the exercise of any Government power, whether by Action or Proceeding or otherwise, by a Condemnor, and (ii) a voluntary sale or transfer by Landlord to any Condemnor, either under threat of condemnation or while an Action or Proceeding is pending.

“Contract” shall mean any agreement, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement or other contract.

“CPI” shall mean the Consumer Price Index, Urban Wage Earners and Clerical Workers for Los Angeles, Anaheim and Riverside Areas, all items (1982-1984=100), as published by the Bureau of Labor of Statistics of the United States Department of Labor.  If the CPI is calculated from a base different form the base period 1982-84 = 100, such CPI shall be converted to a base period of 1982-84 = 100 by use of a conversion factor supplied by said Bureau of Labor Statistics. If the CPI is discontinued or replaced during the Term, or any extensions thereof, such other governmental cost of living index or computation which replaces the CPI shall be used in order to obtain substantially the same result as would be obtained if the CPI had not been discontinued or replaced.

“Date of Taking” shall mean the date the Condemnor has the right to possession of the property being Condemned.

“Effective Date” shall have the meaning ascribed to it in the preamble of this Agreement.

“Ending CPI” shall mean and refer to, with respect to any Calculation Period, the average CPI of the last three (3) months of such Calculation Period.

“Environmental Law” shall mean any Law or Order relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, Release or threatened Releases of Hazardous Materials into the environment (including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Events of Default” shall have the meaning ascribed to it in Section 14.01.

“Full Replacement Value” shall mean the actual replacement cost of the Improvements and personal property from time to time less exclusions provided in the normal fire insurance policy.

“Government Authority” shall mean any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any state, county, city or other political subdivision.

“Hazardous Material” shall mean: (i) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs); (ii) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import under any Environmental Law; and (iii) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated by any Government Authority under any Environmental Law.

“Improvements” shall mean, without limitation, all buildings, structures, fixtures, paving, landscaping and other physical improvements on the Premises.

“Laws” shall mean all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States or any state, county, city or other political subdivision or of any Government Authority.

“Lease Interest Rate” shall mean the rate of six percent (6%) per annum.

“Landlord” shall mean Millennium Gaming, Inc., a Nevada corporation.

“Liabilities” shall mean all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

“Licenses” shall mean all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Government Authority.

“Lien” shall mean any mortgage, pledge, assessment, security interest, lease, lien, adverse Claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

“Loss” shall mean any and all damages, fines, penalties, deficiencies, losses and expenses (including, without limitation, interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other Action or Proceeding or of any Claim, default or assessment).

“Mortgage” shall have the meaning ascribed to it in Section 8.06.

“NPL” shall mean the National Priorities List under CERCLA.

“Order” shall mean any writ, judgment, decree, injunction or similar order of any Government Authority (in each such case whether preliminary or final).

“Party” shall mean either the Landlord or Tenant.

“Parties” shall mean, collectively, Landlord and Tenant.

“Person” shall mean any natural person, corporation, limited liability company, general partnership, limited partnership, limited liability partnership, proprietorship, other business organization, trust, union, association or Government Authority.

“Premises”  means that certain land together with the Improvements located thereon, situated in the, County of Clark, State of Nevada, more particularly described in Exhibit A attached hereto, together with all rights, privileges, easements, and appurtenances thereto, commonly known as                                                                   , Las Vegas, Nevada.

“Release” shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

“Representatives” shall mean a Person’s officers, employees, counsel, accountants, financial advisors, consultants and other representatives.

“Tenant” shall mean Cannery Casino Resorts, LLC, a Nevada limited liability company.

“Term” shall mean the period commencing on the Commencement Date and continuing for one hundred twenty (120) consecutive months following the Commencement Date, as extended pursuant to Section 3.04.

“Taxes” or “Tax” shall mean any federal, state, local or foreign taxes, charges, fees, levies, other assessments, or withholding taxes or charges imposed by any Government Authority, and includes any interest and penalties on or additions to any such taxes and any expenses incurred in connection with the determination, settlement or litigation of any Tax liability.